Exhibit 23.1

Consent of Independent Accountants

The Board of Directors

Rapid7, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-205716 and 333-207395) of Rapid7, Inc. of our report dated July 17, 2015 relating to the financial statements of RevelOps, Inc., which appear in this Current Report on Form 8-K/A of Rapid 7, Inc.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 17, 2015